Exhibit 15.1

Independent Auditors Awareness Letter

The Audit Committee of the Board of Directors

First Texas BHC, Inc. and Subsidiaries

Fort Worth, Texas

Ladies and Gentlemen:

We have reviewed, in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim financial information of First Texas BHC, Inc. and Subsidiaries for the six-month periods ended June 30, 2017 and June 30, 2016, as indicated in our report dated August 3, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Current Report on Form 8-K filed August 29, 2017, is incorporated by reference in Registration Statement Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708 and 333-206160 on Forms S-8 of Simmons First National Corporation.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Dallas, Texas
August 29, 2017